                                                                   EXHIBIT 23.2









The Board of Directors
Enterprise Federal Bancorp, Inc.:


       We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the Enterprise Federal Bancorp, Inc. 1994 Stock Option Plan of our report dated October 24, 1997, relating to the consolidated statements of financial condition of Enterprise Bancorp, Inc. as of September 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of Enterprise Federal Bancorp, Inc.




/s/ Grant Thorton LLP




Cincinnati, Ohio
November 4, 1998